GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                      EXHIBIT 99


              CAUTIONARY STATEMENT UNDER SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


Glenayre Technologies, Inc. ("Glenayre" or the "Company"), from time to time, makes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the expectations of management of the Company at the time such statements are made. Glenayre is filing this cautionary statement to identify important factors that could cause Glenayre's actual results to differ materially from those in any forward-looking statements made by or on behalf of Glenayre.

POTENTIAL DECLINE IN THE PAGING INFRASTRUCTURE MARKET

Over the last two years, the paging infrastructure market, which has historically been Glenayre's core business, has contracted by approximately 50%. While Glenayre believes that the market for paging infrastructure will not continue to decline, there can be no assurance of this. If the paging infrastructure market contracts further, it may result in decreased sales of Glenayre's products, which would have a material adverse effect on Glenayre's business.

EFFECTIVE CONVERGENCE OF TECHNOLOGIES

In recent years, the markets for each of wireless services, Internet services and prepaid technologies has grown significantly. Glenayre is dependent on the continued growth of these markets as well as the effective and successful convergence of these technologies for its Enhanced Services Platform, such as the Modular Voice Processing system and Intelligis LSP, and related applications and solutions such as voice, fax and data messaging, short message services, one touch call return, continuous calling, voice activated dialing, unified messaging and CONSTANT TOUCH(TM). The markets for these technologies are still emerging and continued growth in demand and market acceptance of these converging services is uncertain. If the commercial market for these services and related bundled or converged technologies is lower than Glenayre anticipates, or grows more slowly than Glenayre anticipates, it will have a material adverse effect on Glenayre's business. There can be no assurance that these technologies will be successfully integrated or that a significant commercial market for the integrated services will continue and/or develop.

POTENTIAL MARKET CHANGES RESULTING FROM RAPID TECHNOLOGICAL ADVANCES

Glenayre's business has historically focused primarily on paging and is subject to competition from alternative forms of communication. Glenayre's business is also focused on the wireless telecommunications industry. The wireless telecommunications industry is characterized by rapid technological change, including digital cellular telephone systems, which compete, directly or indirectly, with certain of Glenayre's products or the services provided by certain of Glenayre's customers. While the introduction of more advanced forms of telecommunication may provide opportunities to Glenayre for the development of new products, these advanced forms of telecommunication may reduce the demand for pagers and thus the type of paging systems and related software designed and sold by Glenayre. In addition, Glenayre has been focussing its efforts on growing its Enhanced Services Platform products, such as the Modular Voice Processing system and Intelligis LSP, and enhanced services solutions such as voice, fax and data messaging, short message services, one touch call return, continuous calling, voice activated dialing, unified

                  GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES

messaging and CONSTANT TOUCH(TM). Demand for these products and services may be affected by changes in technology as well as the development of substitute products and services by competitors. If changing technology negatively affects demand for Glenayre's paging and Enhanced Services Platform products, it could have a material adverse effect on Glenayre's business.

GROWTH OF TWO-WAY INTERACTIVE PAGING MARKET

The market for two-way interactive paging products is emerging, and the continued growth of the market is uncertain. The Company has focussed significant efforts on developing products and strategic alliances for this market. The development of the two-way interactive paging market will also be affected by other technological changes in wireless messaging services, governmental regulatory activities and general economic conditions. If the market for interactive paging products does not continue to grow or grows slower than anticipated by Glenayre, it would negatively affect demand for Glenayre's products, which could have a material adverse effect on Glenayre's business. Currently there are a limited number of two-way interactive communications service providers. The growth of sales of two-way interactive paging systems by Glenayre to those customers may be delayed depending upon delays in the market acceptance of two-way interactive paging by the consumers of such paging service providers.

COMPETITION

In the market for paging infrastructure, Glenayre currently faces competition from a number of alternative wireless telecommunications technologies, including cellular-based telephone and messaging services, mobile satellite systems, specialized and private mobile radio systems, digital cellular telephone systems and broadband personal communications services. Although these technologies are generally higher priced than traditional paging services, technological improvements could result in increased capacity and efficiency for wireless two-way communication and could result in increased competition for Glenayre. Additionally, Glenayre currently faces competition for its Enhanced Services Platform from a number of companies, including: Comverse Technologies, Inc., Lucent/Octel Communications Corporation, Unisys Corporation and Centigram Communications Corporation. Lastly, Glenayre also faces competition for prepaid wireless products and services from several domestic and foreign competitors, including: Brite Voice Systems, Inc., Comverse Technologies, Inc. Precision Systems, Inc. Logica-Aldiscon LHS and Sixbell. Many of the Company's competitors have substantially greater financial, technical, marketing and distribution resources than Glenayre does and Glenayre may be unable to successfully compete with these companies for the sale of its messaging products and Enhanced Services Platform.

VARIABILITY OF QUARTERLY RESULTS

The Company's financial results in any single quarter are highly dependent upon the timing and size of customer orders and the shipment of products for large orders. Large orders from customers can account for a significant portion of products shipped in any quarter. There was no one customer that accounted for 10% or greater of net sales during 1999. Sales to a single customer, which has a significant United States market presence, totaled approximately 11% and 12% of 1998 and 1997 fiscal year net sales, respectively. An additional United States customer accounted for 13% of net sales in 1998. Beyond 1999, the customers with whom the Company does the largest amount of business are expected to vary from year to year as a result of the timing for development and expansion of customers' communications networks and systems, the continued expansion into international markets and changes in the proportion of revenues generated by Glenayre's newly developed products and services. Furthermore, if a customer delays or accelerates its delivery requirements or a product's completion is delayed or accelerated, revenues expected in a given quarter may be deferred or accelerated into subsequent or earlier quarters. Therefore, annual financial results are more indicative of the Company's performance than quarterly results, and results of operations in any quarterly period may not be indicative of results likely to be realized in the following quarterly periods.

                  GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES

VOLATILITY OF STOCK PRICE

The market price of Glenayre Common Stock is volatile. The market price of Glenayre Common Stock could be subject to significant fluctuations in response to variations in Glenayre's quarterly operating results and other factors such as announcements of technological developments or new products by Glenayre, developments in Glenayre's relationships with its customers, strategic alliances and partnerships, technological advances by existing and new competitors, general market conditions in the industry and changes in government regulations. In addition, in recent years conditions in the stock market in general and shares of technology companies in particular have experienced significant price and volume fluctuations that have often been unrelated to the operating performance of these specific companies.

PROPRIETARY TECHNOLOGY

Glenayre owns or licenses numerous patents used in its operations. Glenayre believes that while these patents are useful to Glenayre, they are not critical or valuable on an individual basis. The collective value of the intellectual property of Glenayre is comprised of its patents, blueprints, specifications, technical processes and cumulative employee knowledge. Although Glenayre attempts to protect its proprietary technology through a combination of trade secrets, patent law, nondisclosure agreements and technical measures, such protection may not preclude competitors from developing products with features similar to Glenayre's products. The laws of certain foreign countries in which Glenayre sells or may sell its products, including The Republic of Korea, The People's Republic of China, Saudi Arabia, Thailand, Dubai, India and Brazil, do not protect Glenayre's proprietary rights in the products to the same extent as do the laws of the United States. Though the Company believes its technology does not infringe any third party rights, the Company is currently party to certain infringement claims. In addition, there can be no assurance that other parties will not assert future infringement claims. An adverse decision in an infringement claim asserted against the Company could result in the Company being prohibited from using the allegedly infringing technology. In such an instance, the Company might need to expend substantial resources to develop alternative technology or to license the allegedly infringing technology. There can be no assurance that these efforts would be successful. Regardless, with respect to currently pending claims, the Company does not believe that an adverse resolution would have a materially adverse effect on the Company.


POTENTIAL CHANGES IN GOVERNMENT REGULATION

Many of Glenayre's products operate on radio frequencies. Radio frequency transmissions and emissions and certain equipment used in connection therewith, are regulated in the United States, Canada and internationally. Regulatory approvals generally must be obtained by Glenayre in connection with the manufacture and sale of certain of its products, and by Glenayre's telecommunications service provider customers to operate the systems that utilize certain Glenayre products. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Glenayre's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the Federal Communications Commission ("FCC") in the United States have increased the demand for Glenayre's products by providing users of those products with opportunities to establish new personal communications services, the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services may not continue and future regulatory changes may not have a positive impact on Glenayre. The issuance of radio frequency licenses generally stimulates demand for Glenayre's products, however, delays in the issuance of licenses may adversely affect sales and the timing of sales of Glenayre's products. Additionally, many of Glenayre's current Enhanced Services Platform solutions are not directly subject to regulation; however there can be no assurance that the government will not regulate these services in the future.

                  GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES


FINANCING CUSTOMER PURCHASES

Glenayre has financed customer purchases of its products for development of the two-way interactive paging market for the build-out of two-way networks by its customers who acquired two-way licenses auctioned by the FCC (the "Two-Way License Holders"). Glenayre does not expect to enter into significant additional customer financing arrangements. However, many of the Two-Way License Holders with whom Glenayre has entered into customer financing arrangements have limited operating histories, significant debt related to the acquisition of their two-way licenses and start-up expenses, and negative cash flows from operations; additionally, some have never generated an operating profit and may not have sufficient resources to maintain the development and operation of their two-way network. Accordingly, there is a significant risk of default of the customer financing arrangements Glenayre has entered into. The Company generally retains a security interest in equipment for which it provides financing.

INTERNATIONAL BUSINESS RISKS

Approximately 47% of 1999 fiscal year net sales were generated in markets outside of the United States. International sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, exchange rate fluctuations and the effects of prolonged currency destabilization in major international markets. Although a substantial portion of the international sales of Glenayre's products and services for fiscal year 1999 was negotiated in United States dollars, Glenayre may not be able to maintain such a high percentage of United States dollar denominated international sales. The Company seeks to mitigate its currency exchange fluctuation risk by entering into currency hedging transactions. The Company also acts to mitigate certain risks associated with international transactions through the purchase of political risk insurance and the use of letters of credit. However, there can be no assurance that these efforts will successfully limit Glenayre's currency exchange fluctuation risk.

CONTINUATION AND EXPANSION OF STRATEGIC ALLIANCES AND PARTNERSHIPS

Glenayre has entered into several strategic alliances, including alliances with Loc8.net, InfoWave and Handspring. Additionally, Glenayre has entered into several Original Equipment Manufacturer ("OEM") agreements with companies that market and distribute Glenayre's products and Glenayre intends to enter into service reseller arrangements. Glenayre is dependent upon these alliances to augment its research and development efforts as well as to distribute Glenayre's products and services. If these strategic alliances or partnerships are not successful or are terminated, it may have a material adverse effect on Glenayre's business. Glenayre intends to continue entering into strategic alliances and partnership; however, there can be no assurance that additional arrangements with suitable partners on acceptable terms will be available. The inability of Glenayre to grow its current strategic alliances and partnerships or enter into arrangements with additional partners on acceptable terms may have a material adverse effect on Glenayre's business.